UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. 2)

Under the Securities Exchange Act of 1934

NIELSEN HOLDINGS N. V.
 (Name of Issuer)

COMMON STOCK, PAR VALUE €0.07 PER SHARE
(Title of Class of Securities)

N63218106
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON Thomas H. Lee (Alternative) Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON Thomas H. Lee (Alternative) Parallel Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10% **
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON Thomas H. Lee (Alternative) Cayman Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON* PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON Thomas H. Lee (Alternative) Fund VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON Thomas H. Lee (Alternative) Parallel Fund VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON THL Coinvestment Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON THL Equity Fund VI Investors (VNU), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON THL Equity Fund VI Investors (VNU) II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON THL Equity Fund VI Investors (VNU) III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON THL Equity Fund VI Investors (VNU) IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON OO

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON Thomas H. Lee Investors Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON* PN

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Putnam Investment Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON OO

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Putnam Investments Employees’ Securities Company I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON OO

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Putnam Investments Employees’ Securities Company II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON OO

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Putnam Investments Employees’ Securities Company III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 125,224,724*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 125,224,724*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,224,724*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See item 4 and item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.10%**
12	TYPE OF REPORTING PERSON OO

*
Represents the aggregate number of shares of common stock, par value €0.07 per share (“Common Stock”), of Nielsen Holdings N.V. (the “Issuer”) held by Valcon Acquisition Holding (Luxembourg) S.á.r.l. (“Luxco”).

**
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

CUSIP NO. N63218106	13G

Item 1 (a).       Name of Issuer:

Nielsen Holdings N.V.

Item 1 (b).       Address of Issuer’s Principal Executive Offices:

770 Broadway
New York, NY  10003

Item 2 (a).       Name of Person Filing:

(1)           Thomas H. Lee (Alternative) Fund V, L.P.
(2)           Thomas H. Lee (Alternative) Parallel Fund V, L.P.
(3)           Thomas H. Lee (Alternative) Cayman Fund V, L.P.
(4)           Thomas H. Lee (Alternative) Fund VI, L.P.
(5)           Thomas H. Lee (Alternative) Parallel Fund VI, L.P.
(6)           Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.
(7)           THL Equity Fund VI Investors (VNU), L.P.
(8)           THL Equity Fund VI Investors (VNU) II, L.P.
(9)           THL Equity Fund VI Investors (VNU) III, L.P.
(10)           THL Equity Fund VI Investors (VNU) IV, LLC
(11)           THL Coinvestment Partners, L.P.
(12)           Thomas H. Lee Investors Limited Partnership
(13)           Putnam Investment Holdings, LLC
(14)           Putnam Investments Employees’ Securities Company I LLC
(15)           Putnam Investments Employees’ Securities Company II LLC
(16)           Putnam Investments Employees’ Securities Company III LLC

Entities (1) through (12) above are referred to as the “THL Entities” and entities (13) through (16) are referred to as the “Putnam Entities”.  The THL Entities and the Putnam Entities are sometimes referred to collectively as the “Reporting Persons.”  The THL Entities and the Putnam Entities have entered into a Joint Filing Agreement, dated February 14, 2012, and pursuant to which the THL Entities and the Putnam Entities have agreed to file this statement jointly in accordance with the provisions of rule 13d-1(k) under the Securities Exchange Act of 1934.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

For entities (1) through (9):
Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9005
Cayman Islands

CUSIP NO. N63218106	13G

For entities (10) through (12):
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

For the Putnam Entities:
c/o Putnam Investments, LLC
One Post Office Square
Boston, MA 02109

Item 2 (c).       Citizenship:

See item 4 of each cover page

Item 2 (d).       Title of Class of Securities:

Common Stock, par value €0.07 per share

Item 2 (e).       CUSIP Number:

N63218106

Item 3.	Not Applicable

Item 4              Ownership

Item 4(a)	Amount Beneficially Owned

Valcon Acquisition Holding (Luxembourg) S.á.r.l (“Luxco”) is a private limited company incorporated under the laws of Luxembourg, the equity interests of which are held by a private investor group.  Luxco holds 125,224,724 shares of Common Stock, or 33.10% of the outstanding shares of Common Stock based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement, filed with the Securities and Exchange Commission on November 22, 2013.

Thomas H. Lee (Alternative) Fund V, L.P. beneficially owns 15,225 Ordinary Shares and 2,134,534 Yield Free Convertible Preferred Equity Certificates (“YFCPECs”) of Luxco, or 3.64% of Luxco’s outstanding capital.  Thomas H. Lee (Alternative) Parallel Fund V, L.P. beneficially owns 3,950 Ordinary Shares and 553,825 YFCPECs of Luxco, or 0.94% of Luxco’s outstanding capital.  Thomas H. Lee (Alternative) Cayman Fund V, L.P. beneficially owns 210 Ordinary Shares and 29,411 YFCPECs of Luxco, or 0.05% of Luxco’s outstanding capital.

THL Advisors (Alternative) V, L.P. is the general partner of each of Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. V, and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs held by each of these entities.

CUSIP NO. N63218106	13G

Thomas H. Lee (Alternative) Fund VI, L.P. beneficially owns 24,920 Ordinary Shares and 3,494,154 YFCPECs of Luxco, or 5.96% of Luxco’s outstanding capital.  Thomas H. Lee (Alternative) Parallel Fund VI, L.P. beneficially owns 16,870 Ordinary Shares and 2,366,059 YFCPECs of Luxco, or 4.04% of Luxco’s outstanding capital.  Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. beneficially owns 2,950 Ordinary Shares and 413,300 YFCPECs of Luxco, or 0.70% of Luxco’s outstanding capital.  THL Equity Fund VI Investors (VNU), L.P. beneficially owns 17,275 Ordinary Shares and 2,422,002 YFCPECs of Luxco, or 4.13% of Luxco’s outstanding capital.  THL Equity Fund VI Investors (VNU) II, L.P. beneficially owns 180 Ordinary Shares and 25,301 YFCPECs of Luxco, or 0.04% of Luxco’s outstanding capital.  THL Equity Fund VI Investors (VNU) III, L.P. beneficially owns 265 Ordinary Shares and 37,198 YFCPECs of Luxco, or 0.06% of Luxco’s outstanding capital.  THL Equity Fund VI Investors (VNU) IV, LLC beneficially owns 930 Ordinary Shares and 130,527 YFCPECs of Luxco, or 0.22% of Luxco’s outstanding capital.

THL Advisors (Alternative) VI, L.P. is the general partner of Thomas H. Lee (Alternative) Fund VI, L.P., Thomas H. Lee (Alternative) Parallel Fund VI, L.P., Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (VNU), L.P., THL Equity Fund VI Investors (VNU) II, L.P. and THL Equity Fund VI Investors (VNU) III, L.P., and is the managing member of THL Equity Fund VI Investors (VNU) IV, LLC, and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs of Luxco held by each of these entities.

THL Coinvestment Partners, L.P. beneficially owns 45 Ordinary Shares and 6,410 YFCPECs of Luxco, or 0.01% of Luxco’s outstanding capital.  Thomas H. Lee Investors Limited Partnership beneficially owns 295 Ordinary Shares and 41,369 YFCPECs of Luxco, or 0.07% of Luxco’s outstanding capital.

Putnam Investment Holdings, LLC beneficially owns 250 Ordinary Shares and 34,730 YFCPECs of Luxco, or 0.06% of Luxco’s outstanding capital.  Putnam Investments Employees’ Securities Company I LLC beneficially owns 105 Ordinary Shares and 14,507 YFCPECs of Luxco, or 0.02% of Luxco’s outstanding capital.  Putnam Investments Employees’ Securities Company II LLC beneficially owns 90 Ordinary Shares and 12,956 YFCPECs of Luxco, or 0.02% of Luxco’s outstanding capital.  Putnam Investments Employees’ Securities Company III LLC beneficially owns 125 Ordinary Shares and 17,828 YFCPECs of Luxco, or 0.03% of Luxco’s outstanding capital. Putnam Investment Holdings, LLC is the Managing Member of each of Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC and Putnam Investments Employees’ Securities Company III LLC and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs of Luxco held by each of these entities.

Each of the Putnam Entities is contractually obligated to coinvest alongside either Thomas H. Lee (Alternative) Fund VI, L.P. or Thomas H. Lee (Alternative) Fund V, L.P.  Therefore, THL Advisors (Alternative) VI, L.P. and THL Advisors (Alternative) V, L.P. may be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs held by these entities.

CUSIP NO. N63218106	13G

Based on the ownership of outstanding capital of Luxco specified above, the following shares of Common Stock held by Luxco would be attributable to each of the following Reporting Persons.

Reporting Person	Shares Attributable	Percent(*)
Thomas H. Lee (Alternative) Fund V, L.P.	4,559,671	1.21%
Thomas H. Lee (Alternative) Parallel Fund V, L.P.	1,183,051	0.31%
Thomas H. Lee (Alternative) Cayman Fund V, L.P.	62,826	**
Thomas H. Lee (Alternative) Fund VI, L.P.	7,464,017	1.97%
Thomas H. Lee (Alternative) Parallel Fund VI, L.P.	5,054,233	1.34%
Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.	882,877	0.23%
THL Equity Fund VI Investors (VNU), L.P.	5,173,751	1.37%
THL Equity Fund VI Investors (VNU) II, L.P.	54,046	**
THL Equity Fund VI Investors (VNU) III, L.P.	79,459	**
THL Equity Fund VI Investors (VNU) IV, LLC	278,824	**
THL Coinvestment Partners, L.P.	13,694	**
Thomas H. Lee Investors Limited Partnership	88,370	**
Putnam Investment Holdings, LLC	74,191	**
Putnam Investments Employees’ Securities Company I LLC	30,992	**
Putnam Investments Employees’ Securities Company II LLC	27,668	**
Putnam Investments Employees’ Securities Company III LLC	38,080	**
____________

(*)
The calculation of the foregoing percentage is based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2013.

(**)	Less than 0.1%

Item 4(b)         Percent of Class

See Item 9 of each cover page.  Also, see item 4(a) hereof

Item 4(c)         Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote:
See Item 5 of each cover page

(ii)	Shared power to vote or to direct the vote:
See Item 6 of each cover page

(iii)	Sole power to dispose or to direct the disposition of:
See Item 7 of each cover page

(iv)	Shared power to dispose or to direct the disposition of:
See Item 8 of each cover page

Item 5.            Ownership of Five Percent or Less of a Class

Not applicable.

CUSIP NO. N63218106	13G

Item 6.            Ownership of More Than Five Percent on Behalf of Another Person

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the person named in Item 4 above or Item 8 below and the partners, members, affiliates and shareholders of the Reporting Persons and of the other persons named in Item 4 above or Item 8 below has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.            Identification and Classification of Members of the Group

As stated in Item 4 above, Luxco holds 125,224,724 shares of Common Stock, or 33.10% of the outstanding shares of Common Stock based on 378,276,628 shares of Common Stock outstanding as of November 1, 2013, as reported in the Issuer’s Preliminary Prospectus Supplement, filed with the Securities and Exchange Commission on November 22, 2013.  Each of the AlpInvest Funds, Blackstone Funds, Carlyle Funds, Centerview Funds, Hellman & Friedman Funds, KKR Funds and Thomas H. Lee Partners Funds listed below (collectively, the “Investor Funds”), together with Luxco, is a party to an amended and rested shareholders agreement dated as of January 31, 2011 (the “Luxco Shareholders Agreement”).  In addition, the Investor Funds are each a party to a letter agreement with the Issuer dated August 14, 2013 (the “Letter Agreement” and, together with the Luxco Shareholders Agreement, the “Agreements”).  Given the terms of the Agreements, Luxco, each of the Investor Funds and certain of their respective affiliates may be deemed to be a member of a group exercising voting and investment control over the shares of Common Stock held by Luxco.  However, each of the Reporting Persons disclaims membership in any such group and disclaims beneficial ownership of any shares of Common Stock.

Investor Funds

AlpInvest Funds
AlphInvest Partners CS Investments 2006 C.V.
AlphInvest Partners Later Stage Co-Investments Custodian II-A, BV

Blacstone Funds
Blackstone Capital Partners (Cayman) V, L.P.
Blackstone Family Investment Partnership (Cayman) V, L.P.
Blackstone Participation Partnership (Cayman) V, L.P.
Blackstone Capital Partners (Cayman) V-A, L.P.
Blackstone Family Investment Partnership (Cayman) V-SMD, L.P.
BCP (Cayman) V-S, L.P.
BCP V Co-Investors (Cayman), L.P.

Carlyle Funds
Carlyle Partners IV Cayman, L.P.

CUSIP NO. N63218106	13G

CP IV Coinvestment Cayman, L.P.
CEP II Participations S.á.r.l. SICAR

Centerview Funds
Centerview Capital, L.P.
Centerview Employees, L.P.
Centerview VNU LLC

Hellman & Friedman
Hellman & Friedman Capital Partners V (Cayman), L.P.
Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.
Hellman & Friedman Capital Associates V (Cayman), L.P.

KKR Funds
KKR VNU (Millennium) L.P.
KKR Millennium Fund (Overseas), Limited Partnership
KKR VNU Equity Investors, L.P.

Thomas H. Lee Partners Funds
Thomas H. Lee (Alternative) Fund V, L.P.
Thomas H. Lee (Alternative) Parallel Fund V, L.P.
Thomas H. Lee (Alternative) Cayman Fund V, L.P.
Thomas H. Lee (Alternative) Fund VI, L.P.
Thomas H. Lee (Alternative) Parallel Fund VI, L.P.
Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.
THL Equity Fund VI Investors (VNU), L.P.
THL Equity Fund VI Investors (VNU) II, L.P.
THL Equity Fund VI Investors (VNU) III, L.P.
THL Equity Fund VI Investors (VNU) IV, LLC
THL Coinvestment Partners, L.P.
Thomas H. Lee Investors Limited Partnership
Putnam Investment Holdings, LLC
Putnam Investments Employees’ Securities Company I LLC
Putnam Investments Employees’ Securities Company II LLC
Putnam Investments Employees’ Securities Company III LLC

Item 9.                      Notice of Dissolution of Group

Not Applicable.

Item 10.                      Certification

Not Applicable.

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THOMAS H. LEE (ALTERNATIVE) FUND V, L.P.

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) V Limited, LDC, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND V, L.P.

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) V Limited, LDC, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THOMAS H. LEE (ALTERNATIVE) CAYMAN FUND V, L.P.

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) V Limited, LDC, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THOMAS H. LEE (ALTERNATIVE) FUND VI, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI Ltd, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND VI, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THOMAS H. LEE (ALTERNATIVE) PARALLEL (DT) FUND VI, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THL EQUITY FUND VI INVESTORS (VNU), L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2013	THL EQUITY FUND VI INVESTORS (VNU) II, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THL EQUITY FUND VI INVESTORS (VNU) III, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THL EQUITY FUND VI INVESTORS (VNU) IV, LLC

	By:	THL Advisors (Alternative) VI, L.P.,
its Manager
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THL ADVISORS (ALTERNATIVE) V, L.P.

	By:	Thomas H. Lee Advisors (Alternative) V, Ltd, LDC, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Assistant Treasurer

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THL ADVISORS (ALTERNATIVE) VI, L.P.

	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd, its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Assistant Treasurer

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THL COINVESTMENT PARTNERS, L.P.

	By:	Thomas H. Lee Partners, L.P. its General Partner
	By:	Thomas H. Lee Advisors, LLC its General Partner
	By:	THL Holdco, LLC, its Managing Member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

	By:	THL Investment Management Corp.
its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Treasurer

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	PUTNAM INVESTMENT HOLDINGS, LLC

	By:	Putnam Investment, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC its Managing Member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	PUTNAM INVESTMENTS EMPLOYEES’
SECURITIES COMPANY I LLC,

	By:	Putnam Investment Holdings, LLC,
its Managing Member
	By:	Putnam Investment, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC its Managing Member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	PUTNAM INVESTMENTS EMPLOYEES’
SECURITIES COMPANY II LLC,

	By:	Putnam Investment Holdings, LLC,
its Managing Member
	By:	Putnam Investment, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC its Managing Member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC,

	By:	Putnam Investment Holdings, LLC,
its Managing Member
	By:	Putnam Investment, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC its Managing Member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director